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F-Series Truck Sales Post 9 Percent Gain in May;
Ford Vans Achieve Best May Sales in 38 years

•	Ford F-Series sales total 67,412 trucks, gaining 9 percent versus a year ago

•	Ford vans have best May performance in 38 years, driven by Transit

•	Ford Escape sales up 6 percent, with 30,861 SUVs sold

•	All-new Lincoln MKX up 88 percent, driving strongest Lincoln May SUV sales in 13 years

DEARBORN, Mich., June 1, 2016 – Ford Motor Company F-Series pickups posted a 9 percent gain in May, while Ford van sales reached their best May sales since 1978. The company’s total U.S. sales of 235,997 vehicles declined 6 percent versus a year ago.

Ford F-Series sales of 67,412 pickups marked a 9 percent increase, boosting a 7 percent year-to-date increase with 324,307 pickups sold.

“Customers are showing how much they value the fuel economy, towing capability and technology we offer in our trucks with F-Series sales producing another strong gain in May,” said Mark LaNeve, Ford vice president, U.S. Marketing, Sales and Service. “With strong demand for pickups, vans and SUVs, Ford brand saw average prices grow almost $1,500 per vehicle in May – about 50 percent higher than the industry.”

Ford Transit sales increased 16 percent with 13,640 vehicles sold, lifting overall Ford van results 7 percent for their best May performance since 1978.

The new Ford Escape posted a 6 percent increase with 30,861 SUVs sold. Through May, Ford Brand SUVs totaled 325,475 vehicles. This marks a 9 percent gain and the best-ever start for Ford Brand SUV sales in company history.

Lincoln sales increased 7 percent, capping six straight months of gains. All-new Lincoln MKX sales grew 88 percent with 2,794 vehicles sold – Lincoln’s best May SUV sales since 2003.

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About Ford Motor Company
Ford Motor Company is a global automotive and mobility company based in Dearborn, Michigan. With about 201,000 employees and 67 plants worldwide, the company’s core business includes designing, manufacturing, marketing, financing and servicing a full line of Ford cars, trucks, SUVs and electrified vehicles, as well as Lincoln luxury vehicles. At the same time, Ford is aggressively pursuing emerging opportunities through Ford Smart Mobility, the company’s plan to be a leader in connectivity, mobility, autonomous vehicles, the customer experience, and data and analytics. For more information regarding Ford, its products worldwide or Ford Motor Credit Company, visit www.corporate.ford.com.

For news releases, related materials and high-resolution photos and video, visit www.media.ford.com.

Contact:	Erich Merkle
313.806.4562
emerkle2@ford.com

For news releases, related materials and high-resolution photos and video, visit www.media.ford.com.